Exhibit 99.2
745 Seventh Avenue New York, NY 10019 United States
September 23, 2020
CONSENT OF BARCLAYS CAPITAL INC.
We hereby consent to (i) the inclusion of our opinion letter, dated August 6, 2020, to the Board of Directors of Sirius International Insurance Group, Ltd. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Third Point Reinsurance Ltd. (“Third Point”), as filed by Third Point on September 23, 2020 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Third Point and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary — Opinion of Barclays Capital Inc., Financial Advisor to Sirius”, “Transaction Summary — Background of the Transaction”, “Transaction Summary — Sirius’s Reasons for the Transaction and Recommendation of the Sirius Board”, “Transaction Summary — Opinion of Barclays Capital Inc., Financial Advisor to Sirius”, “Transaction Summary — Unaudited Prospective Financial Information”, “Annex A — Agreement and Plan of Merger, dated as of August 6, 2020, by and among Third Point Reinsurance Ltd., Yoga Merger Sub Limited and Sirius International Insurance Group, Ltd.” and “Annex F — Opinion of Barclays Capital Inc.”
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Very truly yours,
BARCLAYS CAPITAL INC.
By:	/s/ Gary Antenberg
	Name:	Gary Antenberg
	Title:	Managing Director